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                                                                 EXHIBIT 99.3(b)
                         Virtual Technology Corporation


                             STOCK PURCHASE WARRANT


Date:                                              Issued to:
     -------------------------                               -------------------

To Purchase Common Stock of Virtual Technology Corporation

     This certifies that, for value received, ____________, or registered assigns is entitled to purchase from Virtual Technology Corporation (the "Company") ________ shares of the Company's Common Stock, no par value (the "Shares"), at any time and from time to time after ______________ until ________________, for $1.00 (One Dollar) per share. The warrant shall be in effect until______________,______, provided the Company may call the warrant at anytime after ____________,______, upon payment of a redemption price of $___per share. In the event the Company shall elect to redeem the warrant before exercise of said warrant, the Company shall give the holder of the warrant written notice, 30 days in advance of the Company's intention to redeem the warrant.

     This Warrant is subject to the following provisions, terms and conditions:

     1. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part (but not as to a fractional share of Common Stock) by the surrender of this Warrant (properly endorsed, if required, at the Company's principal office in Minneapolis, Minnesota or such other office or agency of the Company as the Company may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company at any time within the period above named) and upon payment to it by certified check or bank draft of the purchase price for such Shares. The Company agrees that the Shares so purchased shall have and are deemed to be issued to the holder hereof as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid. Certificates for the shares of stock so purchased shall be delivered to the holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be delivered to the holder hereof within such time.

     2. TRANSFERABILITY OF THIS WARRANT. This Warrant and the Shares underlying this Warrant shall not be transferable except in compliance with all applicable state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders. The Company understands that ____________ is acquiring the Warrant for investment purposes only and has no present intention to transfer all or part of the Warrant. The Warrant may not be transferred without the holder hereof obtaining an opinion of counsel satisfactory in form and substance to the Company's counsel stating that the proposed transaction will not result in a prohibited transaction under the Securities Act of 1933 and the applicable Blue Sky laws. Neither this Warrant nor the Shares underlying this Warrant have been registered under the Securities Act of 1933 as amended.

     3. CERTAIN COVENANTS OF THE COMPANY. The Company covenants and agrees that all Shares which may be



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issued upon the existence of the rights represented by this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue hereof; and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such actions as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective purchase price per share of the Common Stock issuable pursuant to this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved free of preemptive or other rights for the exclusive purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

     4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES. The above provisions are, however, subject to the following:

     (a) ADJUSTMENT OF PURCHASE PRICE. The Purchase Price shall be subject to the following adjustments. In the event that:

         (i) any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock shall be paid by the Company;

         (ii) the Company shall subdivide its then outstanding shares of Common Stock into a greater number of shares; or

         (iii) the Company shall combine its outstanding shares of Common Stock, by reclassification or otherwise; then, in any such event, the Purchase Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (a) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Purchase Price, by (b) the total number of shares of Common Stock outstanding immediately after such event (including the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock) and the resulting quotient shall be the adjusted Purchase Price per share.

     No adjustment of the Purchase Price shall be made if the amount of such adjustments shall be less than $.05 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than $.05 per share.

     (b) ADJUSTMENT OF NUMBER OF SHARES PURCHASABLE ON EXERCISE OF WARRANTS. Upon each adjustment of the Purchase Price, pursuant to Section 4(a) above, the registered holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Purchase Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Purchase Price in effect prior to such adjustment) be entitled to purchase at the adjusted Purchase Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Purchase Price in effect prior to such adjustment) by the Purchase Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Purchase Price.

     (c) NOTICE AS TO ADJUSTMENT. Upon any adjustment of the Purchase Price and an increase or decrease in the number of shares of Common Stock purchasable upon the exercise of the Warrant, then, and in each such case, the Company within ten
(10) days thereafter shall give written notice thereof, by first class mail, postage prepaid, addressed to each registered Warrantholder as shown on the books of the Company, which notice shall state the adjusted Purchase Price and the increased or decreased number of shares purchasable upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (d) EFFECT OF REORGANIZATION, RECLASSIFICATION, MERGER, ETC. If at any time while any Warrant is outstanding there should be any capital reorganization of the capital stock of the Company other than the issue of any shares of Common Stock in subdivision of outstanding shares of Common Stock by reclassification or otherwise and other



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than a combination of shares provided for in Section 4(a) hereof or any consolidation or merger of the Company with another corporation or any sale, conveyance, lease or other transfer by the Company of all or substantially all of its property to any other corporation, the holder of any Warrant shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, or of the corporation to which the property of the Company has been sold, conveyed, leased or otherwise transferred, as the case may be, to which the Common Stock (any other securities and property) of the Company, deliverable upon the exercise of such Warrant, would have been entitled upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer if such Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer; and in any such case appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Warrant Agreement (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of the Warrants) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrants as if the Warrants had been exercised immediately prior to such capital reorganization, reclassification of capital stock, such consolidation, merger, sale, conveyance, lease or other transfer and the Warrantholders had carried out the terms of the exchange as provided for by such capital reorganization, consolidation or merger. The Company shall not effect any such capital reorganization, consolidation, merger or transfer unless, upon or prior to the consummation thereof, the successor corporation or the corporation to which the property of the Company has been sold, conveyed, leased or otherwise transferred shall assume by written instrument the obligation to deliver to the holder of each Warrant such shares of stock, securities, cash or property as in accordance with the foregoing provisions such holder shall be entitled to purchase.

         (e) PRIOR NOTICE AS TO CERTAIN EVENTS. In case at any time:

                  (1) the Company shall pay any dividends upon its Common Stock payable in stock or make any distribution (other than cash dividends) to holders of its Common Stock;

                  (2) the Company shall offer for subscription pro rata to holders of its Common Stock any additional shares of stock of any class or any other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale, conveyance, lease or other transfer of all or substantially all of its assets to another corporation; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then in any one or more of such cases, the Company shall give prior written notice, by first class mail, postage prepaid, addressed to each registered Warrantholder at the address of such Warrantholder as on the books of the Company, of the date on which (a) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

     5. DEFINITION OF COMMON STOCK. As used herein the term "Common Stock" shall mean and include the Company's authorized Common Stock as constituted as of the date hereof, and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the Shares purchasable pursuant to this Warrant shall include shares designated as Common Stock of the Company on this date hereof or, in the case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph 4 above.



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     6. NO RIGHTS AS STOCKHOLDERS. This Warrant shall not entitle the holder as such to any voting rights or other rights as a stockholder of the Company.


     IN WITNESS WHEREOF, Virtual Technology Corporation has caused this Warrant to be signed by its duly authorized officer in the date set forth above.










                         VIRTUAL TECHNOLOGY CORPORATION




                         By
                            --------------------------
                            Kenneth Israel, Secretary


























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